ACCOUNTING AND INTERESTHOLDER SERVICES AGREEMENT











         AGREEMENT made as of this 19th day of June, 1995, between Information Age Portfolio, a New York trust (the "Trust"), and IBT Fund Services (Canada) Inc., an Ontario corporation ("IBT").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940 as an open-end management investment company and desires to engage IBT to provide certain trust accounting and interestholder recordkeeping services with respect to the Trust and IBT has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

     1. IBT Appointed. The Trust hereby appoints IBT to provide the services as hereinafter described and IBT agrees to act as such upon the terms and conditions hereinafter set forth.

     2. Definitions. Whenever used herein, the terms listed below will have the following meaning:

     2.1 Authorized Person. Authorized Person will mean any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of the Trust by appropriate resolution of its Board, and set forth in a certificate as required by Section 3 hereof.

     2.2 Board. Board will mean the Board of Trustees of the Trust.

     2.3 Portfolio Security. Portfolio Security will mean any security owned by the Trust.

     2.4 Interests. Interests will mean participation interests of the Trust.

     3.  Certification  as to  Authorized  Persons.  The  Secretary or Assistant
Secretary of the Trust will at all times maintain on file with IBT his or her certification to IBT, in such form as may be acceptable to IBT, of (i) the names and signatures of the Authorized Persons and (ii) the names of the Board members, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person as designated therein), the Secretary or Assistant Secretary of the Trust, will sign a new or amended certification setting forth the change and the new, additional or omitted names or signatures. IBT will be entitled to rely and act upon the most recent Officers' Certificate given to it by the Trust.

      4. Maintenance of Records. IBT will maintain records with respect to the services provided by IBT hereunder and will furnish the Trust daily with a statement of condition of the Trust. The books and records of IBT pertaining to its actions under this Agreement and reports by IBT or its independent accountants concerning its accounting systems and internal accounting controls will be open to inspection and audit at reasonable times by officers of or auditors employed by the Trust, and the staff of The U.S. Securities and Exchange Commission, and will be preserved by IBT in accordance with procedures established by the Trust.

         IBT shall keep the books of account and render statements or copies from time to time as reasonably requested by the Treasurer or any executive officer of the Trust.

         IBT,  as  fund  accounting   agent,   shall  assist  generally  in  the
preparation of reports of a financial nature to Holders and others, audits of accounts, and other ministerial matters of like nature.

     5. Duties of Bank with Respect to Books of Account and  Calculations of
Net Asset Value. Inasmuch as the Trust is treated as a partnership for federal income tax purposes, the Bank shall as Agent keep and maintain the books and records of the Trust in accordance with the Procedures for Allocations and Distributions adopted by the Trustees of the Trust, as such Procedures may be in effect from time to time. A copy of the current Procedures is attached to this Agreement, and the Trust agrees promptly to furnish all revisions to or restatements of such Procedures to the Bank.

         The Bank shall as Agent keep such books of account (including records showing the adjusted tax costs of the Trust's portfolio securities) and render as at the close of business on each day a detailed statement of the amounts received or paid out and of securities received or delivered for the account of the Trust during said day and such other statements, including a daily trial balance and inventory of the Trust's portfolio securities; and shall furnish such other financial information and data as from time to time requested by the Treasurer or any executive officer of the Trust; and shall compute and determine, as of the close of business of the New York Stock Exchange, or at such other time or times as the Board may determine, the net asset value of the Trust and the net asset value of each interest in the Trust, such computations and determinations to be made in accordance with the governing documents of the Trust and the votes and instructions of the Board and of the investment adviser at the time in force and applicable, and promptly notify the Trust and its investment adviser and such other persons as the Trust may request of the result of such computation and determination. In computing the net asset value IBT may rely upon security quotations received by telephone or otherwise from sources or pricing services designated by the Trust by proper instructions, and may further rely upon information furnished to it by any authorized officer of the Trust relative (a) to liabilities of the Trust not appearing on its books of account,
(b) to the  existence,  status and proper  treatment of any reserve or reserves,
(c) to any procedures or policies established by the Board regarding the valuation of portfolio securities or other assets, and (d) to the value to be assigned to any bond, note, debenture, Treasury bill, repurchase agreement, subscription right, security, participation interests or other asset or property for which market quotations are not readily available. IBT shall also compute and determine at such time or times as the Trust may designate the portion of each item which has significance for a holder of an interest in the Trust in computing and determining its U.S. federal income tax liability including, but not limited to, each item of income, expense and realized and unrealized gain or loss of the Trust which is attributable for Federal income tax purposes to each such holder.

     6. Interestholder Services. IBT shall keep appropriate records of the holdings of each interestholder on a daily basis. IBT shall also keep each interestholder's subscription agreement with the Portfolio.

     7. Compensation of IBT. For the services to be rendered and the facilities provided by IBT hereunder, the Trust shall pay to IBT a fee from the assets of the Trust computed and paid monthly, in accordance with Schedule B attached hereto, as the same may be changed by mutual agreement of the parties from time to time.

     8.  Concerning IBT.

         8.1 Performance of Duties and Standard of Care. IBT shall not be liable for any error of judgment or mistake of law or for any act or omission in the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.

         IBT will be entitled to receive and act upon the advice of independent counsel of its own selection, which may be counsel for the Trust, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Agreement in good faith in conformity with such advice. In the performance of its duties hereunder, IBT will be protected and not be liable, and will be indemnified and held harmless by the Trust for any reasonable action taken or omitted to be taken by it in good faith reliance upon the terms of this Agreement, any Officers' Certificate, and or written instructions received from an Authorized Person, resolution of the Board, telegram, notice, request, certificate or other instrument reasonably believed by IBT to be genuine and for any other loss to the Trust except in the case of IBT's gross negligence, willful misfeasance or bad faith in the performance of its duties or reckless disregard of its obligations and duties hereunder.

          Notwithstanding anything in this Agreement to the contrary, in no event shall IBT be liable hereunder or to any third party: (a) for any losses or damages of any kind resulting from acts of God, earthquakes, fires, floods, storms or other disturbances of restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction or utilities, transportation, or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events except as results from IBT's own gross negligence, willful misfeasance or bad faith in the performance of its duties; or

          (b) for special, punitive or consequential damages arising from the provision of services hereunder, even if IBT has been advised of the possibility of such damages.

        8.2 Subcontractors. IBT, subject to approval of the Trust, may subcontract for the performance of IBT's obligations hereunder with any one or more persons, provided, however, that unless the Trust otherwise expressly agrees in writing, IBT shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions. In the event IBT obtains a judgment, settlement or other monetary recovery for the wrongful conduct of the subcontractor, the Trust shall be entitled to such recovery if such conduct resulted in a loss to the Trust and IBT agrees to pursue such claims vigorously. To the extent possible, such sub-contractors shall provide services outside the United States.

        8.3 Activities of IBT. The services provided by IBT to the Trust are not to be deemed to be exclusive, IBT being free to render administrative, fund accounting and/or other services to other parties. It is understood that members of the Board, officers, and shareholders of the Trust are or may become similarly interested in the Trust and that IBT and/or any of its affiliates may become interested in the Trust as a shareholder of the Trust or otherwise.

        8.4 Insurance. IBT need not maintain any special insurance for the benefit of the Trust, but will maintain customary insurance for its obligations hereunder.

     9. Termination. This Agreement may be terminated at any time without penalty upon sixty days written notice delivered by either party to the other by means of registered mail, and upon the expiration of such sixty days, this Agreement will terminate. At any time after the termination of this Agreement, the Trust will have access to the records of IBT relating to the performance of its duties hereunder and IBT shall cooperate in the transfer of such records to its successor.

     10. Confidentiality. Both parties hereto agree that any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

     11. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below; namely:

(a)  In the case of notices sent to the Trust to:

C/O The Bank of Nova Scotia Trust Company (Cayman) Ltd.
The Bank of Nova Scotia Building
P. O. Box 501
George Town
Grand Cayman, Cayman Island
British West Indies

(b)  In the case of notices sent to IBT to:

IBT Fund Services (Canada), Inc.
Suite 5850, One First Canadian Place
P. O. Box 231
Toronto, Ontario M5X 1A4
Attention:  Evelyn Foo

or at such other place as such party may from time to time designate in writing.

     12. Amendments. This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties, and in the case of the Trust, duly authorized and approved by its respective Board.

     13. Governing Law. This Agreement will be governed by the laws of Ontario.

     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first written above.


                            Information Age Portfolio


                             By:/s/ James B. Hawkes
                             Name:  James B. Hawkes
                             Title:  President
                             Executed in Hamilton, Bermuda


ATTEST:

/s/ H. Day Brigham, Jr.


                             IBT Fund Services (Canada), Inc.


                             By:/s/ Robert V. Donahoe II
                             Name:  Robert V. Donahoe II
                             Title: Director


ATTEST:

/s/ Neal Nenadovic



DATE:   8/10/95